Pricing Supplement Dated November 26, 2001      Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and          File Nos. 333-62516,
Prospectus Supplement dated July 20, 2001)      333-62516-01, 333-62516-02,
                                                333-62516-03, 333-62516-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________
Trade Date: November 26, 2001          Original Issue Date: November 28, 2001
Principal Amount: $100,000,000         Net Proceeds to Issuer: $100,000,000
Issue Price: 100.00%                   Agent's Capacity:
Selling Agent's                        x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 2.53% per annum         Interest Payment Date:
                                       Interest paid on maturity date
Maturity Date: November 29, 2002

__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity


      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Indenture and the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $100,000,000.

                             Salomon Smith Barney